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                                                                       EXHIBIT 2

                AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                                    BETWEEN

                            EQUALNET HOLDING CORP.,

                           EQ ACQUISITION SUB, INC.

                            NETCO ACQUISITION, LLC

                                      AND

                           NETCO ACQUISITION CORP.


                               December 2, 1997
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                               TABLE OF CONTENTS


      1.    Definitions......................................................1

      2.    The Merger.......................................................6
            (a)   Basic Transaction..........................................6
            (b)   Conversion of Shares.......................................6
            (c)   Consummation of the Merger.................................6
            (d)   Certificate of Incorporation; Bylaws.......................7
            (e)   Directors and Officers.....................................7
            (f)   Exchange of Securities.....................................7
            (g)   Exchange of Certificates...................................7
            (h)   Terms of  the Preferred Stock..............................8
            (i)   Tax Effect of Transaction..................................8
            (j)   The Closing................................................8
            (k)   Deliveries at the Closing..................................8

      3.    Representations and Warranties of EqualNet and Sub...............9
            (a)   Organization, Qualification, and Corporate Power...........9
            (b)   Authorization of Transaction...............................9
            (c)   Brokers' Fees..............................................9
            (d)   No Violation...............................................9
            (e)   Consents..................................................10
            (f)   Financial Information.....................................10
            (g)   Liabilities...............................................10
            (h)   Litigation................................................10
            (i)   Compliance with ERISA.....................................11
            (j)   Taxes; Governmental Charges...............................11
            (k)   Defaults..................................................11
            (l)   Compliance with the Law...................................11
            (m)   Investment Company Act....................................11
            (n)   Public Utility Holding Company Act........................11
            (o)   Disclosure................................................11
            (p)   Structure; Capitalization.................................12
            (q)   Environmental Matters.....................................13
            (r)   Intellectual Property and Other Intangible Assets.........13
            (s)   Insurance Coverage........................................14

      4.    Representations and Warranties of Netco Acquisition.............14
            (a)   Corporate Existence.......................................15
            (b)   Corporate Power and Authorization.........................15
            (c)   Brokers' Fees.  ..........................................15
            (d)   No Violation.  ...........................................15
            (e)   Consents..................................................15
            (f)   Financial Information.  ..................................16
            (g)   Compliance with the Law.  ................................16
            (h)   Investment Company Act.  .................................16
            (i)   Public Utility Holding Company Act........................16

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            (j)   Investment................................................16
            (k)   Title.....................................................17

      5.    Pre-Closing Covenants...........................................17
            (a)   General...................................................17
            (b)   Inspection................................................18
            (c)   Notices and Consents......................................18
            (d)   Notice of Developments....................................18
            (e)   Ordinary Course...........................................18
            (f)   Changes in Employment Arrangements........................20
            (g)   Severance.................................................20
            (h)   Other Actions.............................................20
            (i)   Valid Issuance............................................21
            (j)   Government Regulations....................................21
            (k)   ERISA.....................................................21
            (l)   Corporate Existence; Maintenance of Properties............21
            (m)   Insurance.................................................22
            (n)   Further Assurances........................................22
            (o)   Notices of Certain Events.................................22
            (p)   Board Nominees............................................22
            (q)   Environmental Laws........................................22
            (r)   Registration Rights.......................................23
            (s)   Shareholder Approval; Preparation of Proxy Statements.....23
            (t)   No Solicitation...........................................23
            (u)   Listing of Common Stock...................................25
            (v)   Netco Matters.............................................25

      6.    Conditions to Obligation to Close...............................26
            (a)   Conditions to Obligation of Netco Acquisition and Netco...26
            (b)   Conditions to Obligation of EqualNet......................27

      7.    Termination.....................................................28
            (a)   Termination of Agreement..................................28
            (b)   Effect of Termination.....................................29

      8.    Remedies for Breaches of This Agreement.........................29
            (a)   Survival of Representations and Warranties................29
            (b)   Indemnification Provisions for Benefit of Netco
                  Acquisition, its members and ADV..........................29
            (c)   Indemnification Provisions for Benefit of EqualNet........30
            (d)   Matters Involving Third Parties...........................30
            (e)   Claims for Indemnification................................31
            (f)   Determination of Adverse Consequences.....................31
            (g)   Other Indemnification Provisions..........................31

      9.    Miscellaneous...................................................32
            (a)   Press Releases and Public Announcements...................32
            (b)   No Third-Party Beneficiaries..............................32
            (c)   Succession and Assignment.................................32

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            (d)   Counterparts..............................................32
            (e)   Notices...................................................32
            (f)   Governing Law.............................................33
            (g)   Amendments and Waivers....................................33
            (h)   Severability..............................................33
            (i)   Expenses..................................................33
            (j)   Construction..............................................34
            (k)   Incorporation of Exhibits, Annexes, and Schedules.........34
            (l)   Warrant...................................................34
            (m)   Certain Shareholders......................................34

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                AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

      This Agreement of Merger and Plan of Reorganization is entered into as of December 2, 1997, by and between EqualNet Holding Corp., a Texas corporation ("EqualNet"), EQ Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of EqualNet ("Sub"), Netco Acquisition, LLC, a Delaware limited liability company ("Netco Acquisition"), and Netco Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Netco Acquisition ("Netco"). EqualNet, Sub, Netco Acquisition and Netco are each referred to herein as a "Party" and collectively as the "PARTIES."

                                   RECITALS

      This Agreement contemplates a transaction in which Sub will merge with and into Netco, with Netco being the surviving corporation (the "Merger").

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.    DEFINITIONS.

            "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

            "ADDITIONAL WORKING CAPITAL LOANS" has the meaning assigned to such term in the Limited Liability Company Agreement referenced in the definition of "Working Capital Loans".

            "ADV" means Advantage Fund, Ltd., a British Virgin Islands Company.

            "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

            "APPLICABLE RATE" means the corporate base rate or prime rate of interest publicly announced from time to time by Texas Commerce Bank, National Association, Houston, Texas plus 5.0% per annum.

            "ASSIGNMENT" means the Assignment and Bill of Sale dated effective as of September 24, 1997, by and among Randy Williams, Trustee of the Estate of Total National Communications, Inc. and TWG.

            "BUSINESS DAY" means any day that is not a Saturday, a Sunday, or a day that is a banking holiday under United States or Texas Law.

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            "CAPITALIZED LEASE OBLIGATIONS" means all rental obligations which, under GAAP in effect on the day such obligation is incurred, are required to be capitalized on the books of EqualNet or any Subsidiary, in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

            "CLOSING" has the meaning set forth in Section 2(f).

            "CLOSING DATE" has the meaning set forth in Section 2(f).

            "COMMISSION" shall mean the United States Securities and Exchange Commission.

            "CURRENT INDEBTEDNESS" means any obligation for borrowed money (including notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one year from the date of creation thereof; provided, any obligation shall be treated as Funded Indebtedness, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of EqualNet or any Subsidiary shall be deemed to be Funded or Current Indebtedness, as the case may be, of EqualNet or such Subsidiary even though such obligation shall not be assumed by EqualNet or such Subsidiary.

            "DGL" means the General Corporation Law of the State of Delaware.

            "EQUALNET COMMON SHARE" means any share of the common stock of EqualNet, $.01 par value per share.

            "EQUALNET PREFERRED SHARES" means 2,000 shares of EqualNet Preferred Stock.

            "EQUALNET PREFERRED STOCK" means the Series A Convertible Preferred Stock, $.01 par value per share, $1,000 stated value per share, of EqualNet referenced in Section 2(d).

            "ENVIRONMENTAL LAW" means any judgment, decree, order, law, license, rule, regulation or private agreement (such as covenants, conditions, and restrictions), of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board, or authority designed to protect the environment, air, surface, water, groundwater or soil, control pollution, or regulate the exploration, manufacturing, processing, distributing, use, storage, transport or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 ET SEQ.) ("CERCLA"), the Oil Pollution Act (33 U.S.C. ss. 2701 ET

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      SEQ.) ("OPA"), the Resource Conservation and Recovery Act (42 U.S.C. ss.
      6901 ET SEQ.) ("RCRA"), and the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 ET SEQ.) ("CWA"), as such laws have been or hereafter may be amended or supplemented, and any and all analogous present and future federal, state, and local laws in jurisdictions where EqualNet and its Subsidiaries do business.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

            "ERISA AFFILIATE" means each trade or business (whether or not incorporated) which together with EqualNet or a Subsidiary of EqualNet would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA immediately following the acquisition.

            "FUNDED INDEBTEDNESS" means and include without duplication any obligation payable more than one year from the date of the creation thereof (including the current portion of Funded Indebtedness), which under GAAP is shown on the balance sheet as a liability (including, without limitation, Capitalized Lease Obligations and excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation).

            "GAAP" means generally accepted accounting principles consistently applied throughout the period or periods in question.

            "GOVERNMENTAL AUTHORITY" shall mean any foreign or domestic federal, state, county, municipal, or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court, or any political subdivision thereof.

            "GOVERNMENTAL REQUIREMENT" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other direction or requirement (including but not limited to any of the foregoing which relate to Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

            "HAZARDOUS MATERIALS" means, collectively, (i) those substances included within the definition of or identified as "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in or pursuant to, without limitation, CERCLA, OPA, RCRA, and the Occupational Health and Safety Act, and in the regulations promulgated pursuant to said laws, all as amended; (ii) any material, waste or substance which is or contains (A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof; (B) asbestos; (C) polychlorinated biphenyls; (D) designated as a "hazardous substance" pursuant to Section 307 or 311 of the CWA; (E) flammable explosives; or
      (F) radioactive materials; and (iii) any such other

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      substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or which are currently classified as hazardous or toxic under local, state or federal laws or regulations.

            "INDEBTEDNESS" means Funded Indebtedness and/or Current
      Indebtedness.

            "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d).

            "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d).

            "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

            "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means any material and adverse effect on, or change to, (i) the assets, liabilities, financial condition, business, or operations of EqualNet and its Subsidiaries on a consolidated basis, or (ii) the ability of EqualNet and its Subsidiaries on a consolidated basis to carry out their business as at the date of this Agreement.

            "MCM" means MCM Partners, a Washington limited partnership.

            "NASDAQ" means The Nasdaq Stock Market, Inc.

            "NETCO" means Netco Acquisition Corp., a Delaware corporation.

            "NETCO ACQUISITION" means Netco Acquisition, LLC, a Delaware limited liability company.

            "NETCO ASSETS" means those assets described on Exhibit A.

            "NETCO MATERIAL ADVERSE EFFECT" means any material and adverse effect on, or change to, the assets, liabilities or financial condition of Netco.

            "NOTE AND WARRANT PURCHASE AGREEMENT" means that certain note and warrant purchase agreement by and among TWG, EqualNet and its Subsidiaries dated as of October 1, 1997.

            "PARTY" has the meaning set forth in the preface above.

            "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor entity thereto.

            "PENSION PLAN" means any multiemployer plan or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, which is maintained after the Acquisition for employees of EqualNet, any of its Subsidiaries or any ERISA Affiliates.

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            "PERMITS" means all licenses, permits, exceptions, franchises, accreditations, privileges, rights, variances, waivers, approvals and other authorizations (including, without limitation, those relating to environmental matters) of, by or from Governmental Authorities necessary for the conduct of the business of EqualNet and its Subsidiaries immediately prior to the Closing and as proposed to be conducted by EqualNet and its Subsidiaries after the Closing.

            "PERSON" means and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

            "REGISTRATION AGREEMENT" means the Registration Rights Agreement in the form of Exhibit A.

            "RELEASE" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Materials through or in the air, surface water, or groundwater.

            "REMEDIAL ACTION" means any action required by any federal, state or judicial body or administration or agency acting under an Environmental Law to (i) clean up, remove or treat Hazardous Materials in the environment; (ii) prevent a Release or threat of Release or minimize the further Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or the environment; (iii) perform post-remedial monitoring and care; or (iv) cure a violation of any Environmental Law.

            "REPORTABLE EVENT" means an event described in Section 4043(b) of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC.

            "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside on the books of the taxpayer, and
      (c) purchase money liens and liens securing rental payments under capital lease arrangements.

            "SHARES" means the EqualNet Common Shares and EqualNet Preferred Shares.

            "SINGLE-EMPLOYER PENSION PLAN" means a Pension Plan which is a "single-employer plan" as defined in Section 4001 of ERISA.

            "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement dated of even date herewith between EqualNet and TWG.

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            "SUBSIDIARY" means any corporation or similar entity a majority of the stock of every class of which, except directors' qualifying shares, shall, at the time as of which any determination is being made, be owned by EqualNet, either directly or indirectly.

            "THIRD PARTY CLAIM" has the meaning set forth in Section 8(d).

            "TWG" means Willis Group, LLC, a Texas limited liability company.

            "WORKING CAPITAL LOANS" has the meaning attributed to such term in
      Article 4 of the Limited Liability Company Agreement of Netco Acquisition, LLC dated as of October 1, 1997.

2.    THE MERGER.

      (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, at the Closing Sub will be merged with and into Netco with Netco being the surviving corporation (the "Merger"). As a result of the Merger, the separate corporate existence of Sub shall cease and Netco shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and all the properties, rights, privileges, powers and franchises of Netco and Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of Netco and Sub shall attach to the Surviving Corporation, all in accordance with the DGCL.

      (b) CONVERSION OF SHARES. Upon consummation of the Merger, all of the outstanding shares of Netco shall be transferred to EqualNet in exchange for:

            (i)   2,081,633 shares of EqualNet Common Shares;

            (ii) the number of EqualNet Common Shares equal to (A) the sum of the outstanding principal and accrued interest on all Working Capital Loans and the Additional Working Capital Loan, if any, existing as of the Closing Date divided by (B) $1.00; and

            (iii) the EqualNet Preferred Shares.

      (c) CONSUMMATION OF THE MERGER. As soon as practicable on or after the Closing, the parties will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger or other documents in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

      (d) CERTIFICATE OF INCORPORATION; BYLAWS. The Certificate of Incorporation and bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and bylaws of the Surviving Corporation and thereafter

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shall continue to be its Certificate of Incorporation and bylaws until amended as provided therein and under the DGCL.

      (e) DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

      (f) EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Netco or Sub, all of the shares of Netco capital stock issued and outstanding immediately prior to the Effective Time shall be transferred by Netco Acquisition to EqualNet in exchange for the EqualNet Common Shares and the EqualNet Preferred Shares.

      (g)   EXCHANGE OF CERTIFICATES.

            (i) As soon as practicable after the Effective Time, Netco Acquisition, as the holder of the Netco capital stock certificate, shall be entitled upon surrender thereof to EqualNet or its transfer agent to receive in exchange therefor (i) a certificate or certificates representing the shares comprising the EqualNet Common Shares into which the shares of Netco capital stock so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as such holder may request, and (ii) a certificate or certificates representing the 2,000 shares comprising the EqualNet Preferred Shares into which the shares of Netco capital stock so surrendered shall have been exchanged as aforesaid, in such denominations and registered in such names as such holder may request. Unless and until such certificate shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of EqualNet Common Shares or EqualNet Preferred Shares, as of any time on or after the Effective Time, shall be paid on any certificate representing any of the Shares; provided, upon any such surrender and exchange of such certificate, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable after the Effective Time with respect to the number of shares of EqualNet Common Shares or EqualNet Preferred Shares issued to such holder.

            (ii) All EqualNet Common Shares and EqualNet Preferred Shares issued upon the surrender for exchange of the certificate for shares of Netco capital stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares. At and after the Effective Time, except for the transfer there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Netco capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which prior to the Effective Time represented shares of Netco capital stock

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are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2(g).

            (iii) If any certificate for any of the EqualNet Common Shares or EqualNet Preferred Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to EqualNet or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for any of the EqualNet Common Shares or EqualNet Preferred Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of EqualNet or its transfer agent that such tax has been paid or is not payable. Netco Acquisition shall designate at the Closing that number of the EqualNet Common Shares to be registered in each of TWG's and ADV's name and all of the EqualNet Preferred Shares to be registered in the name of MCM.

            (iv) None of EqualNet, Sub, Netco, the Surviving Corporation or their transfer agents shall be liable to a holder of any shares of Netco capital stock for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

      (h) TERMS OF THE PREFERRED STOCK. The rights, preferences, terms and provisions of the EqualNet Preferred Stock shall be as provided in the Statement of Resolution Establishing the Series A Convertible Preferred Stock, a copy of which is attached hereto as Exhibit B (the "Series A Statement of Resolution").

      (i) TAX EFFECT OF TRANSACTION. It is the intention of the parties that the transaction contemplated by this Agreement constitute a reorganization within the meaning of Sections 368(a) of the Code. The parties agree to file all of their respective tax returns and reports in a manner consistent with such intention, and to not take any filing position inconsistent with such intention unless compelled to do so by court order or administrative decree; provided, each party shall be permitted to disclose all information required pursuant to Treas. Reg.ss. 1.368(a). Each party agrees to furnish such information and take such action as may be reasonably requested of the other party in connection with the foregoing (which action shall not include any change in the commercial terms of this Agreement and the other transactions incident thereto). In no event, however, shall EqualNet be required to incur any out-of-pocket expenses in defending such position or providing such information or taking such action, nor shall the foregoing constitute a warranty or guaranty that the transactions contemplated by this Agreement will, in fact, constitute such a reorganization.

      (j) THE CLOSING. Subject to the satisfaction of the conditions set forth herein, the closing of the transaction contemplated by this Agreement (the "Closing") shall take place on a Business Day mutually agreeable to EqualNet and Netco Acquisition within ten Business Days following the satisfaction of the conditions set forth in Section 6(a)(iii) (the "Closing Date").

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      (k) DELIVERIES AT THE CLOSING. At the Closing, (i) EqualNet and Sub will deliver to Netco Acquisition and Netco the various certificates, instruments and documents referred to in Section 6(a), (ii) Netco Acquisition and Netco will deliver to EqualNet and Sub the various certificates, instruments and documents referred to in Section 6(b), and (iii) EqualNet will deliver to Netco Acquisition the stock certificates for the Shares registered in the name of the members or creditor of Netco Acquisition as designated by Netco Acquisition pursuant to Section 2(g).

3. REPRESENTATIONS AND WARRANTIES OF EQUALNET AND SUB. EqualNet and Sub represent and warrant to Netco Acquisition as of the date of this Agreement and as of the Closing Date (as though made throughout this Section 3), except as set forth in the disclosure schedule delivered by EqualNet to Netco Acquisition on the date hereof and initialed by authorized representatives of EqualNet, Sub and Netco Acquisition (the "Disclosure Schedule"). The representations and warranties of EqualNet and Sub set forth in this Section 3 shall inure to the benefit of and may be relied upon by each member or creditor of Netco Acquisition that becomes the holder of any of the Shares (such members or creditor being The Willis Group, LLC, MCM Partners and Advantage Fund, Ltd.).

      (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. EqualNet and Sub are corporations duly organized, validly existing, and in good standing under the laws of the states of Texas and Delaware, respectively. Each of EqualNet and Sub has the requisite corporate power and authority and all licenses, permits, qualifications and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to do so would not have a Material Adverse Effect.

      (b) AUTHORIZATION OF TRANSACTION. The boards of directors of EqualNet and Sub have duly approved this Agreement and the transactions contemplated hereby, and each of EqualNet and the Sub has requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of EqualNet and Sub, enforceable in accordance with its terms and conditions except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and except for the application of general principles of equity. Except as disclosed in
Schedule 3(b) of the Disclosure Schedule, neither EqualNet nor the Sub needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement.

      (c) BROKERS' FEES. Neither EqualNet nor Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Netco Acquisition or Netco could become liable or obligated, and neither EqualNet nor Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (d) NO VIOLATION. Except as disclosed in Schedule 3(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby nor the fulfillment by EqualNet or Sub of the terms hereof will (i) violate any provision of the Articles of Incorporation or the by-laws of EqualNet or the Certificate of Incorporation of bylaws of Sub, (ii) result in a default, give rise to any right of termination, cancellation, acceleration or imposition of any Indebtedness or Security Interest, or require any consent or approval (other than any consent or approval that has previously been obtained), under any of the terms, conditions or provisions of any of the Permits or any note, bond, mortgage, indenture, loan, distribution agreement, license, agreement, lease or instrument or obligation to which EqualNet or Sub is a party or by which EqualNet or Sub may be bound (except where the failure to obtain such consent or approval will not have a Material Adverse Effect), or (iii) violate any law, judgment, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Authority applicable to EqualNet or Sub (except where such violation will not have a Material Adverse Effect).

      (e) CONSENTS. Except as disclosed in Section 3(e) of the Disclosure Schedule, all consents, approvals, qualifications, orders, or authorizations of, or filings with, any Governmental Authority, and all consents under any material contracts, agreements, or instruments by which EqualNet or Sub is bound or to which it is subject, which are required in connection with EqualNet's or Sub's valid execution, delivery, or performance of this Agreement and the offer, sale and delivery of the Shares have been obtained or made.

      (f)   FINANCIAL INFORMATION.

            (i) The audited consolidated balance sheet of EqualNet and its Subsidiaries as at June 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the 12-month period then ended, including in each case the related schedules and notes, reported on by Ernst & Young LLP, are complete and correct and fairly present in all material respects the consolidated financial position of EqualNet and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in cash flows for such period, in accordance with GAAP.

            (ii) The unaudited consolidated balance sheet of EqualNet and its Subsidiaries as at September 30, 1997, and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the three-month period then ended, as included in EqualNet's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, true copies of which have been previously delivered to Netco Acquisition, are complete and correct and fairly present in all material respects the consolidated financial position of EqualNet and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in cash flows for such period in conformity with GAAP, subject only to normal year-end audit adjustments.

            (iii) Since September 30, 1997, there has been no Material Adverse Effect.

      (g) LIABILITIES. Except for liabilities incurred in the ordinary course of business, none of EqualNet or any of its Subsidiaries has any material (individually or in the aggregate) liabilities, direct or contingent (including but not limited to liability with respect to any Plan) except as disclosed or referred to in Section 3(g) of the Disclosure Schedule or in the financial statements referred to in Section 3(f). Neither EqualNet nor any of its Subsidiaries has any Funded Indebtedness other than Indebtedness disclosed in
Section 3(g) of the Disclosure Schedule.

      (h) LITIGATION. Except as disclosed in Section 3(h) of the Disclosure Schedule or as described in any report filed by EqualNet with the Commission and delivered to Netco, there is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of EqualNet, threatened against EqualNet or any of its Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency or official (i) which challenges the validity of this Agreement; or (ii) which, if adversely determined, would have a Material Adverse Effect.

      (i) COMPLIANCE WITH ERISA. Each Plan is in substantial compliance with ERISA, no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418(B) of the Code, no proceedings have been instituted to terminate any Plan, and except as disclosed in Section 3(i) of the Disclosure Schedule, none of EqualNet or any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of a Plan under ERISA, and except as disclosed in Section 3(i) of the Disclosure Schedule, no condition exists which presents a material risk to EqualNet or any of its Subsidiaries of incurring such a liability.

      (j) TAXES; GOVERNMENTAL CHARGES. Each of EqualNet and its Subsidiaries has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees, and other governmental charges levied upon any of them or upon any of their respective properties or income which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof, except where the failure to so file, pay, or reserve would not have a Material Adverse Effect.

      (k) DEFAULTS. Except as disclosed in Section 3(k) of the Disclosure Schedule, none of EqualNet or any of its Subsidiaries is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect which may have a Material Adverse Effect) under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement, or other instrument or agreement evidencing or pertaining to any Indebtedness of EqualNet or any Subsidiary, or under any material agreement or instrument to which EqualNet or any Subsidiary is a party or by which EqualNet or any Subsidiary is bound. No default hereunder has occurred and is continuing.

      (l) COMPLIANCE WITH THE LAW. None of EqualNet or any of its Subsidiaries
(i) is in violation of any Governmental Requirement or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their respective properties or the conduct of their respective business, which violation or failure would have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

      (m) INVESTMENT COMPANY ACT. None of EqualNet or any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

      (n) PUBLIC UTILITY HOLDING COMPANY ACT. None of EqualNet or any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      (o) DISCLOSURE. EqualNet's filings made pursuant to the Securities Exchange Act of 1934, as amended and listed on Section 3(o) of the Disclosure Schedule hereto as of their respective dates, did not contain any untrue statement of a material fact and did not omit to state any material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made.

      (p)   STRUCTURE; CAPITALIZATION.

            (i) Section 3(p) of the Disclosure Schedule contains (except as noted therein) a complete and correct list of EqualNet's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by EqualNet and each other Subsidiary.

            (ii) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Section 3(p) of the Disclosure Schedule as being owned by EqualNet and its Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned by EqualNet or such other Subsidiaries free and clear of any Security Interest (except as otherwise disclosed in Section 3(p) of the Disclosure Schedule).

            (iii) No Subsidiary of EqualNet is a party to, or otherwise subject to any legal restriction of any agreement (other than this Agreement and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to EqualNet or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

            (iv) As of the Closing Date and after giving effect to the transactions contemplated in this Agreement, the Stock Purchase Agreement and the Switch Agreement (i) EqualNet's authorized capital stock will consist of 55,000,000 shares, of which 50,000,000 will be designated EqualNet Common Shares and 5,000,000 shares are designated as preferred stock (2,000 of which will be designated as Series A Convertible Preferred Stock, $.01 par value per share); (ii) 14,269,357 of EqualNet Common Shares, issued and outstanding and

      5,450,677 shares are or will be reserved for issuance in connection with EqualNet's outstanding warrants and stock options all of which, when issued in accordance with the terms of such warrants and stock options, will be validly issued, fully paid, and non-assessable; (iii) no shares are owned or held by or for the account of EqualNet or any of its Subsidiaries (except as disclosed in the financial statements described in Section 3(f)); (iv) except as disclosed on Section 3(p) of the Disclosure Schedule", neither EqualNet nor any of its Subsidiaries has outstanding any stock or other securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock which have not been waived (other than as contemplated by this Agreement); and (v) except as disclosed in Section 3(p) of the Disclosure Schedule", neither EqualNet nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock.

      (q)   ENVIRONMENTAL MATTERS.

            (i) Neither any property of any of EqualNet or any of its Subsidiaries nor the operations conducted thereon violate any order of any court or Governmental Authority or Environmental Laws which violations could reasonably be expected to result in liability in excess of $250,000 or which could reasonably be expected to result in obligations in excess of $250,000 for required Remedial Action, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

            (ii) Without limitation of clause (i) above, no property of any of EqualNet or any of its Subsidiaries nor the operations currently conducted thereon or by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or, to the knowledge of EqualNet, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any obligations for required Remedial Action under Environmental Laws which could reasonably be expected to result in liability in excess of $250,000, or which could reasonably be expected to result in obligations for required Remedial Action in excess of $250,000 assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

            (iii) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all property of EqualNet and its Subsidiaries, including but not limited to past or present treatment, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, except where the failure to so obtain or file would not have a Material Adverse Effect.

      (r)   INTELLECTUAL PROPERTY AND OTHER INTANGIBLE ASSETS.

            (i) EqualNet and its Subsidiaries (i) own or have the right to use, free and clear of all liens, claims, and restrictions, all patents, trademarks, service marks, trade names, and copyrights, and all applications, licenses, and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs, and technical data and information (collectively, "Intellectual Property") used and sufficient for use in the conduct of its business as now conducted and/or as presently proposed to be conducted (including, without limitation, the development, manufacture, operation, and sale of all products and services sold or proposed to be sold by EqualNet and its Subsidiaries during the next 24 months following the date of this Agreement) without infringing upon or violating any right, lien, or claim of others, including, without limitation, former employees and former employers of its past and present employees, and (ii) except as described in Section 3(r) of the Disclosure Schedule", is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

            (ii) Any and all Intellectual Property of any kind, relating to the business of EqualNet and its Subsidiaries currently being developed, or developed in the future, by any employee of EqualNet and its Subsidiaries while in the employ of EqualNet and its Subsidiaries shall be the property solely of EqualNet and its Subsidiaries. EqualNet and its Subsidiaries have taken security measures to protect the secrecy, confidentiality, and value of all Intellectual Property, which measures are reasonable and customary in the industry in which EqualNet and its Subsidiaries operate. EqualNet and its Subsidiaries' employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed the Intellectual Property (the "Technical Employees"), or who have knowledge of or access to information about the Intellectual Property, have entered into a written agreement with EqualNet or its Subsidiaries, in form and substance satisfactory to EqualNet's management (the "Proprietary Information Agreement") regarding ownership and treatment of the Intellectual Property.

            (iii) Except as described in Section 3(r) of the Disclosure Schedule, none of EqualNet or its Subsidiaries has received any communications alleging that EqualNet or such Subsidiary has violated, or by conducting its business as proposed would violate, any of the patents, trademarks, service marks, trade names, copyrights, or trade secrets or other proprietary rights of any other Person or entity. None of EqualNet's and its Subsidiaries' employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of EqualNet or its Subsidiaries or that would conflict with EqualNet's or its Subsidiaries' business as presently conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of EqualNet's or its Subsidiaries' business by the employees of EqualNet and its Subsidiaries, nor the conduct of EqualNet's or its Subsidiaries' business as proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. It is not, and will not become, necessary to utilize any inventions of any of EqualNet's or its Subsidiaries' employees (or people EqualNet and its Subsidiaries currently intends to hire) made prior to their employment by EqualNet and its Subsidiaries other than those that have been assigned to EqualNet and its Subsidiaries pursuant to the Proprietary Information Agreement signed by such employee.

      (s) INSURANCE COVERAGE. The properties of EqualNet and its Subsidiaries are insured in amounts deemed adequate by EqualNet's management against risks usually insured against by Persons operating businesses similar to those of EqualNet and its Subsidiaries in the localities where such properties are located.

4. REPRESENTATIONS AND WARRANTIES OF NETCO ACQUISITION.

      Netco Acquisition represents and warrants to EqualNet that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 4).

      (a) CORPORATE EXISTENCE. Netco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Netco Acquisition is a limited liability company duly organized, legally existing, and in good standing under the laws of the State of Delaware. Netco Acquisition is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business activities or its ownership or leasing of property makes such qualification necessary.

      (b) CORPORATE POWER AND AUTHORIZATION. Netco's board of directors and stockholders have duly approved this Agreement and the transactions contemplated hereby. Netco Acquisition's members have duly approved this Agreement and the transactions contemplated hereby. Netco has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Netco Acquisition has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All action on Netco's and Netco Acquisition's part requisite for the due execution, delivery, and performance of this Agreement has been duly and effectively taken. This Agreement constitutes the valid and legally binding obligation of Netco Acquisition and Netco, enforceable in accordance with its terms and conditions except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor's rights generally and except for the application of general principles of equity. Neither Netco Acquisition nor Netco needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement.

      (c) BROKERS' FEES. Neither Netco nor Netco Acquisition has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which EqualNet or Sub could become liable or obligated, and neither Netco nor Netco Acquisition has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (d) NO VIOLATION. Neither the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby nor the fulfillment by Netco or Netco Acquisition of the terms hereof will (i) violate any provision of the Certificate of Incorporation or bylaws of Netco or the Certificate of Formation or Limited Liability Company Agreement of Netco Acquisition, (ii) result in a default, give rise to any right of termination, cancellation, acceleration or imposition of any Indebtedness or Security Interest, or (iii) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Netco Acquisition or Netco (except where the failure to obtain such consent or approval will not have a Netco Material Adverse Effect and except such consents, approvals, permits and licenses as are required to effectively transfer or required to use or operate the Netco Assets).

      (e) CONSENTS. All consents, approvals, qualifications, orders or authorizations of, or filings with, any Governmental Authority, and all consents under any material contracts, agreements or instruments by which Netco Acquisition or Netco is bound or to which either is subject, which are required in connection with Netco Acquisition and Netco's valid execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby have been obtained or made, except such consents, approvals, permits and licenses as are required to effectively transfer or operate the Netco Assets.

      (f) FINANCIAL INFORMATION. Netco holds the Netco Assets. Netco has no indebtedness for borrowed monies or other Liabilities other than Liabilities (excluding indebtedness for borrowed monies) described in Schedule 4(f).

      (g) COMPLIANCE WITH THE LAW. Neither Netco Acquisition nor Netco (i) is in violation of any Governmental Requirement, except such consents, approvals, permits and licenses as are required to effectively transfer or required to use or operate the Netco Assets or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their respective properties or the conduct of their respective business, which violation or failure would have (in the event that such violation or failure were asserted by any Person through appropriate action) a Netco Material Adverse Effect; provided, Netco Acquisition makes no representation regarding whether any violation of any Governmental Requirement has occurred with respect to the ownership, use or the operation of the Netco Assets by Netco or any other entity or whether any license, permit, franchise or other governmental authorization is required for the ownership or operation of the Netco

Assets (none of which have been obtained nor are intended to be obtained prior to the Closing by Netco or Netco Acquisition).

      (h) INVESTMENT COMPANY ACT. Neither Netco Acquisition nor Netco is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      (i) PUBLIC UTILITY HOLDING COMPANY ACT. Neither Netco Acquisition nor Netco is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      (j) INVESTMENT. As referenced on the signature pages to this Agreement, TWG, MCM and ADV are joining in this Agreement solely for the purpose of making the representations, covenants and agreements set forth in this Section 4(j) and the additional agreements set forth on such signature pages.

            (i) The Shares are being acquired by each of Netco Acquisition, TWG, MCM and ADV for its own account and not with a view to the public resale or distribution of all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act.

            (ii) Each of Netco Acquisition, TWG, MCM and ADV acknowledges that the Shares have not been registered under the Securities Act.

            (iii) Each of Netco Acquisition, TWG, MCM and ADV is an "accredited investor" within the meaning of Rule 501 under Regulation D promulgated under the Securities Act, is experienced in evaluating investments in companies such as EqualNet, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the entire economic risk of its investment. Each of Netco Acquisition, TWG, MCM and ADV has made its own evaluation of its investment in the Shares, based upon such information as is available to it and without reliance upon EqualNet or any other person or entity, and each of Netco Acquisition, TWG, MCM and ADV agrees that neither EqualNet nor any other person or entity has any obligation to furnish any additional information to Netco Acquisition except as expressly set forth herein.

            (d) Each of Netco Acquisition, TWG, MCM and ADV acknowledges that the Shares may not be sold, transferred, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.

            (e) Each of Netco Acquisition, TWG, MCM and ADV agrees that the Shares shall bear legends in substantially the following form:

            "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE."

      (k) TITLE. Netco owns the Netco Assets free and clear of any Security Interest except for any Security Interest in favor of or created by EqualNet or any Affiliate of EqualNet and any prior assignment, transfer or lease of any of the Netco Assets to or by EqualNet or any Affiliate to EqualNet.

5.    PRE-CLOSING COVENANTS.

      The Parties agree as follows with respect to the period between the execution of this Agreement (or such earlier time as may be indicated) and the earlier to occur of the Closing or the termination of this Agreement pursuant to
Section 7:

      (a) GENERAL. Each of the Parties will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6).

      (b) INSPECTION. EqualNet and Netco Acquisition each agree to permit the other, and its officers, directors, employees, accountants, counsel and other authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement; provided, however, that any non-public information obtained regarding EqualNet shall be protected and treated as strictly confidential. EqualNet and Netco Acquisition each agrees that it and its officers and representatives shall hold all data and information obtained with respect to the other party hereto in confidence and each further agrees that it will not use such data or information or disclose the same to others, except to the extent such data or information either are, or become, published or a matter of public knowledge.

      (c) NOTICES AND CONSENTS. To the extent, if any, noted in Section 3(c) of the Disclosure Schedule as being required, EqualNet will give any notices to third parties, and will use and cause EqualNet to use all reasonable efforts to obtain the required consent of its shareholders and any third-parties.

      (d) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of or constituting an intervening event with respect to any of its own representations and warranties in Sections 3 and 4. No disclosure by any Party pursuant to this
Section 5(c), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (e) ORDINARY COURSE. Except as set forth in Schedule 5(e) hereof and except for transactions to which Netco Acquisition and Netco or their affiliates are a party or as otherwise specifically contemplated by the terms of this Agreement, EqualNet shall and shall cause its Subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement and the Schedules hereto, EqualNet shall not, and shall not permit any of its Subsidiaries to:

            (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of EqualNet to EqualNet or to another direct or indirect wholly owned Subsidiary of EqualNet, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of EqualNet or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and warrants and satisfaction of withholding obligations under outstanding stock options and restricted stock;

            (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of EqualNet, the issuance of shares of Common Stock upon the exercise of stock options and warrants outstanding on the date of this Agreement in accordance with their current terms;

            (iii) amend its Articles of Incorporation, By-laws or other comparable charter or organizational document other than as contemplated in the Stock Purchase Agreement;

            (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that, in each case, would be material, individually or in the aggregate, to EqualNet and its Subsidiaries taken as a whole, except purchases in the ordinary course of business consistent with past practice;

            (v) sell, lease, mortgage, pledge, grant a Security Interest in or otherwise encumber or dispose of any of its properties or assets, except
      (A) sales or leases in the ordinary course of business consistent with past practice and (B) other immaterial transactions not in excess of $250,000 in the aggregate;

            (vi) (A) incur indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of EqualNet or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person that would be material, individually or in the aggregate, to EqualNet and its Subsidiaries taken as a whole, other than by EqualNet to any direct or indirect wholly owned Subsidiary of EqualNet;

            (vii) make or incur any new capital expenditure, which, singly or in the aggregate with all other capital expenditures, would exceed $250,000;

            (viii) make any material election relating to Taxes or settle or compromise any material tax liability;

            (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of EqualNet included in the Commission Documents or incurred in the ordinary course of business consistent with past practice;

            (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which EqualNet or any of its Subsidiaries is a party;

            (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

            (xii) enter into any new collective bargaining agreement;

            (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the Commission or as mandated by the

      American Institute of Certified Public Accountants or similar accounting boards or bodies;

            (xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with Netco, and, with respect to any such settlement, with the prior written consent of Netco Acquisition, which consent shall not be unreasonably withheld;

            (xv) except for those contracts and agreements entered into in the ordinary course of business or with the prior written consent of Netco Acquisition, which consent shall not be unreasonably withheld or delayed, enter into any joint venture or partnership contract or agreement; or

            (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

      (f) CHANGES IN EMPLOYMENT ARRANGEMENTS. Neither EqualNet nor any of its Subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of EqualNet or any of its Subsidiaries, or, except as provided in an existing benefit plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

      (g) SEVERANCE. Neither EqualNet nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

      (h) OTHER ACTIONS. EqualNet shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result (i) in any of the representations and warranties of EqualNet set forth in this Agreement becoming untrue or (ii) in any of the covenants contained in this Agreement becoming unperformable. Pending the Closing, EqualNet will promptly advise Netco Acquisition and Netco of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering unperformable any of such covenants.

      (i) VALID ISSUANCE. EqualNet covenants that the Shares to be issued by EqualNet pursuant to Section 2(b) will, upon the effectiveness of the Merger in accordance with the terms hereof and upon delivery of certificates representing such Shares, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

      (j) GOVERNMENT REGULATIONS. EqualNet covenants that it will comply, and will cause each of its Subsidiaries to comply, with all applicable governmental restrictions and regulations, the failure to comply with which would have a material adverse effect on the business or financial condition of EqualNet and its Subsidiaries taken as a whole, and obtain and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies of jurisdictions in which it or any of its Subsidiaries carries on business required in respect of the operations of EqualNet or any of its Subsidiaries, the failure to comply with which would have a Material Adverse Effect.

      (k) ERISA. Promptly (and in any event within 30 days) after EqualNet or any of its Subsidiaries knows or has reason to know that a Reportable Event with respect to any Pension Plan has occurred, that any Pension Plan is or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA or that EqualNet or any of its Subsidiaries will or may incur any liability to or on account of a Pension Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA, EqualNet will deliver to Netco Acquisition and Netco a certificate of the chief financial officer of EqualNet setting forth information as to such occurrence and what action, if any, EqualNet is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are (a) required to be filed by EqualNet or the plan administrator of any such Pension Plan controlled by EqualNet or its Subsidiaries, with the PBGC or (b) received by EqualNet or its Subsidiaries from any plan administrator of a multiemployer or other Pension Plan not under their control. EqualNet shall furnish to Netco Acquisition and Netco a copy of each annual report (Form 5500 Series) of any Pension Plan received or prepared by EqualNet or any of its Subsidiaries. Each annual report and any notice required to be delivered hereunder shall be delivered no later than 10 days after the later of the date such report or notice is filed with the Internal Revenue Service or the PBGC or the date such report or notice is received by EqualNet or any of its Subsidiaries, as the case may be.

      (l) CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. EqualNet covenants that it (i) will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the corporate existence and material rights of EqualNet and all of its Subsidiaries, (ii) will cause its properties and the properties of its Subsidiaries used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and will use commercially reasonable efforts to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, and (iii) will, and will cause each of its Subsidiaries to, qualify and remain qualified to conduct business in each jurisdiction where the nature of the business or the ownership of property by EqualNet or such Subsidiary may require such qualification and where the failure to so qualify would have a Material Adverse Effect.

      (m) INSURANCE. EqualNet covenants that it will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, funds or underwriters, insurance for EqualNet and its Subsidiaries of the kinds, covering the risks and in the relative proportionate amounts usually carried by companies conducting business activities similar to those of EqualNet and its Subsidiaries.

      (n) FURTHER ASSURANCES. EqualNet covenants that it shall cooperate with Netco Acquisition and Netco and execute such further instruments and documents as Netco Acquisition and Netco shall reasonably request to carry out to the satisfaction of Netco Acquisition and Netco the transactions contemplated by this Agreement.

      (o) NOTICES OF CERTAIN EVENTS. EqualNet shall promptly give notice to Netco Acquisition and Netco (i) of any default or event of default that has not been cured within any applicable grace period under any (y) Indebtedness of EqualNet or any of its Subsidiaries, or (z) contractual obligation of EqualNet or any of its Subsidiaries or (ii) of any pending or threatened litigation, investigation or proceeding to which EqualNet or any of its Subsidiaries is or is threatened to be a party and of which EqualNet has been given notice; provided that any such default as specified in clause (z) above, litigation, investigation or proceeding would have a Material Adverse Effect. Any notice delivered pursuant to this Section 5(o) shall be accompanied by an officer's certificate specifying the details of the occurrence referred to therein and stating what action EqualNet proposes to take with respect thereto.

      (p) BOARD NOMINEES. Effective as of the Closing, in addition to the covenant in Section 5.J of the Stock Purchase Agreement, the directors of EqualNet shall elect one new director who shall have been nominated by MCM Partners, a Washington limited partnership, subject to the directors of EqualNet approving the individual so nominated by MCM Partners, and if such approval is not given, then MCM Partners shall have the right to nominate additional individuals to serve as such director until such approval is obtained. EqualNet's board of directors shall not unreasonably withhold or delay the approval of the individual(s) so nominated by MCM Partners. Such director shall serve a term expiring at the next shareholders meeting of EqualNet applicable to the class to which such director is elected.

      (q) ENVIRONMENTAL LAWS. EqualNet and its Subsidiaries shall comply with all applicable Environmental Laws the failure to comply with which would have a Material Adverse Effect. If EqualNet or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used, or leased thereby, which violation could have a Material Adverse Effect, EqualNet shall immediately notify in writing Netco Acquisition and Netco. Furthermore, if EqualNet or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used or leased thereby, which violation could have a Material Adverse Effect, EqualNet shall within the time period permitted by the applicable governmental authority (unless otherwise contested by EqualNet in good faith) remove or remedy such violation in accordance with all applicable Environmental Laws unless the Board of Directors of EqualNet makes a good faith determination that it would be in the best interest of EqualNet to delay the remedy of such violation, so long as no Material Adverse Effect is suffered by EqualNet or its Subsidiaries during such delay.

      (r) REGISTRATION RIGHTS. At the Closing EqualNet will grant to MCM and ADV certain registration rights pursuant to the Registration Agreement.

      (s)   SHAREHOLDER APPROVAL; PREPARATION OF PROXY STATEMENTS.

            (i) EqualNet shall, as soon as practicable following the execution and delivery of this Agreement duly call, give notice of, convene and hold a meeting of EqualNet's shareholders (the "Shareholders Meeting") for the following purposes: (i) approving this Agreement, the issuance of the Shares and the transactions contemplated hereby, (ii) ratifying the Note and Warrant Purchase Agreement and the transactions contemplated thereby,
      (iii) approving the Stock Purchase Agreement and the issuance of EqualNet Common Shares thereunder, (iv) approving the Switch Agreement, (v) approving an amendment to the Company's Articles of Incorporation to increase the aggregate number of authorized EqualNet Common Shares to 55,000,000, and (vi) approving the other related transactions. EqualNet will, through its officers and its Board of Directors, unanimously recommend to its shareholders the approval and adoption of the foregoing transactions.

            (ii) Promptly following the date of this Agreement, EqualNet shall prepare and file with the Commission a proxy statement relating to the Shareholders Meeting (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"). Netco Acquisition and Netco shall have the right to review and approve the Proxy Statement prior to EqualNet filing the Proxy Statement with the Commission, which approval shall not be unreasonably withheld. EqualNet will use commercially reasonable efforts to cause the Proxy Statement to be mailed to EqualNet's shareholders as promptly as practicable. EqualNet will notify Netco Acquisition and Netco promptly of the receipt of any written or oral comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Netco Acquisition and Netco with copies of all correspondence between EqualNet or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement.

            (iii) EqualNet will cause its transfer agent to make stock transfer records relating to EqualNet available to the extent reasonably necessary to effectuate the intent of this Agreement.

      (t) NO SOLICITATION. (i) EqualNet shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of EqualNet or any investment banker, attorney or other advisor, agent or representative of EqualNet or any of its Subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage the submission of any takeover proposal, (2) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (3) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to, any takeover proposal; provided, in the case of this clause (3), that prior to the vote of shareholders of EqualNet for approval of the matters referred to in
Section 5(s) (and not thereafter if such matters are approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of EqualNet, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, EqualNet, in response to an unsolicited superior proposal and a request for information pursuant thereto, may furnish information to any person or "group" within the meaning of Section 13(d)(3) of the Exchange Act pursuant to a confidentiality agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of EqualNet or any of its Subsidiaries or any investment banker, attorney or other advisor, agent or representative of EqualNet, whether or not such Person is purporting to act on behalf of EqualNet or otherwise, shall be deemed to be a material breach of this Agreement by EqualNet. For purposes of this Section 5(t), "takeover proposal" means (x) any proposal, other than a proposal by TWG or any of its Affiliates, for a merger or other business combination involving EqualNet, (y) any proposal or offer, other than a proposal or offer by TWG or any of its Affiliates, to acquire from EqualNet or any of its Affiliates in any manner, directly or indirectly, an equity interest in EqualNet or any Subsidiary, any voting securities of EqualNet or any Subsidiary or a material amount of the assets of EqualNet and its Subsidiaries, taken as a whole, or (z) any proposal or offer, other than a proposal or offer by TWG or any of its Affiliates, to acquire from the shareholders of EqualNet by tender offer, exchange offer or otherwise more than 20% of the outstanding shares of Common Shares.

            (ii) Neither the Board of Directors of EqualNet nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Section 7, (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Netco Acquisition or Netco the approval or recommendation by the Board of Directors of EqualNet or any such committee thereof of this Agreement or take any action having such effect; provided, a statement by the Board of Directors of EqualNet to its shareholders as contemplated by Rule 14e-2(a) of the Exchange Act following Netco Acquisition's and Netco's receipt of a Notice of Superior Proposal (defined below) shall not be deemed to constitute a withdrawal or modification of its recommendation of this Agreement, or (2) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event that the Board of Directors of EqualNet receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors of EqualNet may withdraw or modify its approval or recommendation of this Agreement and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the fifth Business Day following Netco Acquisition's and Netco's receipt of written notice (a "Notice of Superior Proposal") advising Netco Acquisition and Netco that the Board of Directors of EqualNet has received a takeover proposal that it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such superior proposal. EqualNet may terminate this Agreement pursuant to the preceding sentence only if the shareholders of EqualNet have not yet voted upon the matters set forth in
Section 5(s). Any of the foregoing to the contrary notwithstanding, EqualNet may engage in discussions with any Person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal. Nothing contained herein shall prohibit EqualNet from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) following Netco Acquisition and Netco's receipt of a Notice of Superior Proposal.

            (iii) For purposes of this Section 5(t), a "superior proposal" means any BONA FIDE takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the EqualNet Common Shares then outstanding or all or substantially all of the assets of EqualNet and its Subsidiaries, and otherwise on terms that a majority of the disinterested members of the Board of Directors of EqualNet determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Netco Acquisition and Netco) to be more favorable to EqualNet's shareholders than the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Switch Agreement.

            (iv) In addition to the obligations of EqualNet set forth in clause
(ii) above, EqualNet shall promptly advise Netco Acquisition and Netco orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the Person making any such takeover proposal or inquiry.

      (u) LISTING OF COMMON STOCK. EqualNet warrants to and agrees with Netco Acquisition that it will use commercially reasonable efforts to cause the EqualNet Common Shares to be issued pursuant to the Merger or upon conversion of the EqualNet Preferred Shares to be approved for listing, subject to official notice of issuance, on the NASDAQ National Market as of the Closing Date.

      (v) NETCO MATTERS. Netco Acquisition shall not permit Netco to:

            (i)   amend its Certificate of Incorporation or bylaws;

            (ii) declare, set aside or pay any dividends on, or make any other distributions in respect of any of Netco's capital stock, or split, combine or reclassify any of Netco's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Netco's capital stock;

            (iii) issue, sell, pledge or otherwise encumber any shares of Netco's capital stock;

            (iv) Netco shall not acquire any assets other than the Netco Assets;

            (v) Netco shall not incur any Liabilities other than in connection with the transfer, operation or use of the Netco Assets;

            (vi) Netco shall not sell, lease, mortgage, pledge, grant a Security Interest in or otherwise encumber or dispose of any of the Netco Assets, other than any lease or assignment of the Netco Assets to EqualNet or any Affiliate of EqualNet;

            (vii) Netco shall not incur any indebtedness for borrowed money or guarantee any indebtedness of another Person;

            (viii) Netco shall not make or incur any capital expenditure other than in connection with the maintenance, operation or use of the Netco Assets;

            (ix) Netco shall not adopt a plan of complete or partial liquidation or take any other action that would prevent it from consummating the transactions contemplated by this Agreement; and

            (x) Netco shall not engage any employees.

6. CONDITIONS TO OBLIGATION TO CLOSE.

      (a) CONDITIONS TO OBLIGATION OF NETCO ACQUISITION AND NETCO. The obligation of Netco Acquisition and Netco to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (i) The representations and warranties set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date.

            (ii) EqualNet and Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing.

            (iii) EqualNet shall have procured all of the consents of third parties required in connection with the consummation of the transactions contemplated by this Agreement, and EqualNet shall have procured the approval of its shareholders at the Shareholders Meeting for the matters set forth in Section 5(r).

            (iv) The closing under that certain Stock Purchase Agreement dated November 21, 1997, between EqualNet and TWG, and the closing under that certain Switch Agreement dated November 21, 1997, between TWG, EqualNet and Sub, shall have occurred or be occurring simultaneous with the Closing hereunder.

            (v) The offering and sale of the Shares under this Agreement shall have complied with all applicable requirements of federal and state securities laws.

            (vi) Subsequent to the date hereof, no legislation, order, rule, ruling or regulation shall have been enacted or made by or on behalf of any governmental body, department or agency of the United States, nor shall any legislation have been introduced and favorably reported for passage to either House of Congress by any committee of either such House to which such legislation has been referred for consideration, nor shall any decision of any court of competent jurisdiction within the United States have been rendered which would materially and adversely affect an investment in the Shares. There shall be no action, suit, investigation or proceeding pending, or to EqualNet's or Netco Acquisition's knowledge, threatened, against or affecting EqualNet or any of its Subsidiaries or Netco Acquisition or any of its members, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction, and to EqualNet's or Netco Acquisition's knowledge there shall be no valid basis for any such action, proceeding or investigation.

            (vii) EqualNet shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of all federal, state and local governmental authorities, by any third parties pursuant to the terms of any agreement to which EqualNet is a party or by the National Association of Securities Dealers, Inc. or any other body or agency with jurisdiction, by contract or otherwise, over EqualNet, necessary for the issuance of the Shares by EqualNet and the consummation of the transactions contemplated hereby, and all thereof shall be in full force and effect at the time of the Closing.

            (viii) The nominee designated by MCM Partners pursuant to Section 5(p) shall have been appointed to EqualNet's Board of Directors effective upon the Closing.

            (ix) There shall not have occurred any Material Adverse Change with respect to EqualNet and its Subsidiaries since the date hereof.

            (x) EqualNet shall have delivered to Netco Acquisition and Netco a certificate to the effect that each of the conditions specified above in
      Section 6(a)(i)-(ix) is satisfied in all respects.

            (xi) Netco Acquisition and Netco shall have received from Fulbright & Jaworski, L.L.P., counsel to EqualNet and Sub, an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to Netco Acquisition, and dated as of Closing Date.

            (xii) MCM and ADV shall have been delivered the Registration Agreement executed by EqualNet.

            (xiii) The EqualNet Common Shares issued pursuant to the Merger or upon the conversion of the EqualNet Preferred Shares shall have been approved for listing, subject to official notice of issuance, on the NASDAQ National Market as of the Closing Date.

All actions to be taken by EqualNet in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Netco Acquisition and Netco. Netco Acquisition and Netco may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

      (b) CONDITIONS TO OBLIGATION OF EQUALNET. The obligations of EqualNet and Sub to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

            (i) The representations and warranties set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date.

            (ii) Netco Acquisition and Netco shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

            (iii) EqualNet shall have obtained the approval of its shareholders at the Shareholders Meeting for the matters set forth in Section 5(s).

            (iv) The closing under that certain Stock Purchase Agreement dated November 21, 1997, between EqualNet and TWG, and the closing under that certain Switch Agreement dated November 21, 1997, between EQ Acquisition Sub, Inc., EqualNet, TWG and Sub, shall have occurred or be occurring simultaneous with the Closing hereunder.

            (v) There shall be no action, suit, investigation or proceeding pending, or to EqualNet's or Netco Acquisition's knowledge, threatened, against or affecting EqualNet or any of its Subsidiaries or Netco Acquisition or any of its members, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which
      (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

            (vi) Netco Acquisition and Netco shall have delivered to EqualNet a certificate to the effect that each of the conditions specified above in
      Section 6(b)(i)-(ii) is satisfied in all respects.

            (vii) EqualNet shall have received from Vinson & Elkins L.L.P., counsel to Netco Acquisition and Netco, an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to EqualNet and dated as of the Closing Date.

            (viii) Netco Acquisition and Netco shall have executed and delivered to EqualNet the Merger Agreement.

      All actions to be taken by Netco Acquisition and Netco in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to EqualNet. EqualNet may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.    TERMINATION.

      (a) TERMINATION OF AGREEMENT. This Agreement may be terminated only as provided below:

            (i) EqualNet, Sub, Netco Acquisition and Netco may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) Either EqualNet, Sub, Netco Acquisition or Netco may terminate this Agreement by giving written notice to the other parties prior to the Closing if the shareholders of EqualNet fail to give any required approval of this Agreement and the transactions contemplated hereby upon a vote at the Shareholders Meeting or at any adjournment thereof;

            (iii) Netco Acquisition and Netco may terminate this Agreement by giving written notice to EqualNet and Sub at any time prior to the Closing
      (A) in the event EqualNet or Sub has breached any representation, warranty or covenant on their part contained in this Agreement in any material respect, Netco Acquisition and Netco have notified EqualNet or Sub of the breach or occurrence, and the breach or occurrence has continued without cure for a period until the earlier of 15 days after the notice of breach or the scheduled Closing Date or (B) if the Closing shall not have occurred on or before February 1, 1998, by reason of the failure of any condition precedent under Section 6(a) (unless the failure results primarily from Netco Acquisition or Netco breaching any representation, warranty or covenant on its part contained in this Agreement); and

            (iv) EqualNet and Sub may terminate this Agreement by giving written notice to Netco Acquisition or Netco at any time prior to the Closing (A) in the event Netco Acquisition or Netco has breached any representation, warranty or covenant on their part contained in this Agreement in any material respect, EqualNet has notified Netco Acquisition and Netco of the breach, and the breach has continued without cure for a period until the earlier of 15 days after the notice of breach or the scheduled Closing Date or (B) if the Closing shall not have occurred on or before February 1, 1998, by reason of the failure of any condition precedent under Section 6(b) (unless the failure results primarily from EqualNet or Sub breaching any representation, warranty or covenant on his part contained in this Agreement).

      (b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 7(a), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party for any breach of a covenant or for any knowing and willful breach of any representation or warranty).

8.    REMEDIES FOR BREACHES OF THIS AGREEMENT.

      (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in Sections 3 and 4 shall survive the Closing hereunder for a period of four years from the date of this Agreement.

      (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF NETCO ACQUISITION, ITS MEMBERS AND ADV. If any representation or warranty set forth in Section 3 or any covenant or agreement set forth herein made by EqualNet or Sub is breached, then EqualNet agrees to indemnify Netco Acquisition and any member of Netco Acquisition or ADV that becomes a holder of any of the Shares from and against any Adverse Consequences that Netco Acquisition and each such member or ADV may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach.

      (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF EQUALNET. If Netco Acquisition or Netco breaches any of its representations and warranties in
Section 4 or any covenant or agreement set forth herein made by Netco Acquisition and Netco, then Netco Acquisition agrees to indemnify EqualNet from and against any Adverse Consequences EqualNet may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach.

      (d)   MATTERS INVOLVING THIRD PARTIES.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the former's choice reasonably satisfactory to the Indemnified Party so long as (1) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has give notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (2) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (4) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (5) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii), (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (iv) In the event any of the conditions in Section 8(d)(ii) is or becomes unsatisfied, however, (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (2) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (3) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

      (e)   CLAIMS FOR INDEMNIFICATION.

            (i) Whenever any claim shall arise for indemnification under Section 8(b) or 8(c), the Indemnified Party shall describe such claim in a written notice ("Notice of Claim") to the Indemnifying Party (and for purposes of this Section 9(e), a notice given pursuant to Section 9(d) shall constitute a "Notice of Claim") and, when known, specify the facts constituting the basis for such claim and the amount or an estimate of the amount of such claim.

            (ii) Following the receipt by the Indemnifying Party of each Notice of Claim, the Indemnifying Party may give the Indemnified Party written notice ("Notice of Objection") (1) attaching a copy of such Notice of Claim, (2) stating that, in the opinion of the Indemnifying Party, the claim described in such Notice of Claim is invalid (either in whole or in specified part), (3) giving the reasons for the alleged invalidity, and
      (4) stating that, based on such alleged invalidity, the Indemnifying Party objects to the payment of any portion of the amount claimed pursuant to such Notice of Claim. If a Notice of Objection alleges that a Notice of Claim is only partially invalid, the Indemnifying Party within 30 days of the receipt of such Notice of Claim, agrees to deliver to the Indemnified Party that portion of the amount claimed pursuant to such Notice of Claim as to which no objection is made.

      (f) DETERMINATION OF ADVERSE CONSEQUENCES. There shall be taken into account the time cost of money (using the Applicable Rate as the discount rate) and appropriate adjustments shall be made for tax consequences and insurance in determining Adverse Consequences for purposes of this Section 8.

      (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of this Agreement.

9.    MISCELLANEOUS.

      (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Netco Acquisition and EqualNet; provided, either Party may make any public disclosure it believes in good faith is required by applicable law or the requirements of NASDAQ.

      (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns except for the members of Netco Acquisition and ADV with respect to and as contemplated by Sections 3 and 8.

      (c) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of other Parties.

      (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (e) NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by (i) personal delivery (including courier service), (ii) telecopier during normal business hours to the number indicated, or (iii) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (any communication shall be deemed given upon receipt):

            IF TO EQUALNET OR SUB:

            1250 Wood Branch Park Drive
            Houston, TX 77079-1212
            Attention:  General Counsel
            Telecopier No.:  281-529-4686

            WITH A COPY TO:

            Fulbright & Jaworski L.L.P.
            1301 McKinney, Suite 5100
            Houston, Texas  77010
            Attention: Robert F. Gray, Jr.
            Telecopier No.:  713-651-5246

            IF TO NETCO OR NETCO ACQUISITION:

            5005 Woodway, Suite 350
            Houston, Texas 77056
            Attention: Mark Willis and Jim Harris
            Telecopier No.: 713-626-8333

            WITH A COPY TO:

            MCM Partners
            10500 NE 8th, Suite 1920
            Bellevue, Washington 98004-4332
            Attention: Chris Purrier and Howard Coleman
            Telecopier No.:  425-462-4645

            AND:

            Vinson & Elkins L.L.P.
            1001 Fannin, Suite 2300
            Houston, Texas 77002-6760
            Attention:  Rell Tipton
            Telecopier No.:  713-615-5553

Any Party may change its telecopier number or its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      (g) AMENDMENTS AND WAIVERS. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (h) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforce-ability of the offending term or provision in any other situation or in any other jurisdiction.

      (i) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      (j) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

      (k) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (l) WARRANT. Contemporaneous with the execution hereof, EqualNet shall execute and deliver to Netco Acquisition the Warrant Agreement in the form of Exhibit G attached hereto and a duly completed Warrant Certificate in the form attached as Exhibit A to the such Warrant Agreement.

      (m) CERTAIN SHAREHOLDERS. By December 10, 1997, EqualNet shall deliver to Netco Acquisition the form of agreement attached as Exhibit H hereto duly executed by the indicated shareholders.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                             EQUALNET HOLDING CORP.

                              By: /S/ ZANE RUSSELL
                               Name: ZANE RUSSELL
                                    Title: CEO


                            EQ ACQUISITION SUB, INC.


                            By: /S/ MICHAEL L. HLINAK
                             Name: MICHAEL L. HLINAK
                                    Title: COO


                             NETCO ACQUISITION CORP.


                               By: /S/ MARK WILLIS
                                Name: MARK WILLIS
                                  Title: PRES.


                             NETCO ACQUISITION, LLC


                             By: /S/ JAMES T. HARRIS
                              Name: JAMES T. HARRIS
                                Title: SECRETARY

      [signature page to Agreement of Merger and Plan of Reorganization]
                            x x x x x x x x x x x x

      TWG, MCM and ADV are joining in this Agreement solely for the purpose of making the representations and agreements set forth in Section 4(j) and the agreements set forth in the following provisions of this paragraph. As to each representation and agreement set forth in Section 4(j), each of TWG, MCM and ADV hereby (a) make such representation only as to itself and (where applicable) the Shares acquired by it and (b) make such agreements only as to itself and (where applicable) the Shares acquired by it. As an inducement to EqualNet and Sub to enter into this Agreement, ADV agrees to make to Netco Acquisition and Netco the Working Capital Loans and Additional Working Capital Loan contemplated and as required on its part by Section 4.03 of the Limited Liability Company Agreement of Netco Acquisition (up to an aggregate principal amount of $1,500,000), and at the Closing ADV agrees to convert such Working Capital Loans and Additional Working Capital Loan made by ADV into and in exchange for the EqualNet Common Shares to be issued pursuant to Section 2(b)(ii) of this Agreement with respect to the Working Capital Loans and Additional Working Capital Loan made by ADV. As an inducement to EqualNet and Sub to enter into this Agreement, TWG agrees to make to Netco Acquisition the Working Capital Loans contemplated and required on its part by Section 4.03 of the Limited Liability Company Agreement of Netco Acquisition (up to an aggregate principal amount of $1,500,000), and at the Closing TWG agrees to convert such Working Capital Loans made by TWG into and in exchange for the EqualNet Common Shares to be issued pursuant to Section 2(b)(ii) of this Agreement with respect to the Working Capital Loans made by TWG.


                                     WILLIS GROUP, LLC


                                    By: /S/ MARK WILLIS
                                    Name: MARK WILLIS
                                    Title: PRES.


      [signature page to Agreement of Merger and Plan of Reorganization]

                                    MCM PARTNERS


                                    By: /S/ DONALD R. MORKEN
                                    Name: DONALD R. MORKEN
                                    Title: GENERAL PARTNER OF MCM PARTNERS


                                    ADVANTAGE FUND, LTD.


                                    By: /S/ ARNO DE GROOT
                                    Name: ARNO DE GROOT
                                    Title: PRESIDENT

      [signature page to Agreement of Merger and Plan of Reorganization]